EXHIBIT 4.3

The First Bancshares, Inc. 2007 Stock Incentive Plan

THE FIRST BANCSHARES, INC.
2007 STOCK INCENTIVE PLAN

THE FIRST BANCSHARES, INC.
2007 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

Page
SECTION I.	PURPOSE AND EFFECTIVE DATE	1
1.1	Purpose	1
1.2	Effective Date	1
SECTION II.	DEFINITIONS	1
2.1	"Affiliate"	1
2.2	"Board of Directors"	1
2.3	"Change in Control"	1
2.4	"Code"	1
2.5	"Committee"	1
2.6	"Company"	2
2.7	"Disability"	2
2.8	"Dividend Equivalent Rights"	2
2.9	"Exchange Act"	2
2.10	"Fair Market Value"	2
2.11	"Incentive Stock Option"	3
2.12	"Option"	3
2.13	"Over 10% Owner"	3
2.14	"Non-Qualified Stock Option"	3
2.15	"Parent"	3
2.16	"Participant"	3
2.17	"Performance Unit Award"	3
2.18	"Plan"	3
2.19	"Reload Option"	3
2.20	"Restricted Stock Award"	3
2.21	"Restricted Stock Units"	4
2.22	"Stock"	4
2.23	"Stock Appreciation Right"	4
2.24	"Stock Incentive Agreement"	4
2.25	"Stock Incentives"	4
2.26	"Subsidiary"	4
2.27	"Termination of Employment"	4
SECTION III.	ELIGIBILITY AND PARTICIPATION	4
3.1	Eligibility	4
3.2	Participation	4
SECTION IV.	STOCK SUBJECT TO PLAN	5
4.1	Types of Shares	5
4.2	Aggregate Limit	5
4.3	Participant Limits	5
SECTION V.	ADMINISTRATION	5
5.1	Action of the Committee	5
5.2	Duties and Powers of the Committee	6
5.3	Delegation	6
5.4	No Liability	6
SECTION VI.	TERMS OF STOCK INCENTIVES	6
6.1	Terms and Conditions of All Stock Incentives	6
6.2	Terms and Conditions of Options	7
6.3	Terms and Conditions of Stock Appreciation Rights	10
6.4	Terms and Conditions of Restricted Stock Awards	11
6.5	Terms and Conditions of Dividend Equivalent Rights	11
6.6	Terms and Conditions of Performance Unit Awards	12
6.7	Terms and Conditions of Restricted Stock Units	12
6.8	Treatment of Awards Upon Termination of Employment	13
6.9	Deferred Compensation	13
SECTION VII.	RESTRICTIONS ON STOCK	13
7.1	Escrow of Shares	13
7.2	Restrictions on Transfer	14
SECTION VIII.	termination and amendment	14
8.1	Termination and Amendment	14
8.2	Effect on Participants’ Rights	14
SECTION IX.	GENERAL PROVISIONS	14
9.1	Withholding	14
9.2	Changes in Capitalization; Merger; Liquidation	15
9.3	Compliance with Code	16
9.4	Right to Terminate Employment or Service	16
9.5	Non-Alienation of Benefits	16
9.6	Restrictions on Delivery and Sale of Shares; Legends	16
9.7	Listing and Legal Compliance	17
9.8	Stockholder Approval	17
9.9	Choice of Law	17
9.10	Plan Binding on Successors	17
9.11	Singular, Plural; Gender	17
9.12	Headings, etc., No Part of Plan	17

i

THE FIRST BANCSHARES, INC.
2007 STOCK INCENTIVE PLAN

THE FIRST BANCSHARES, INC. (the “Company”) hereby establishes THE FIRST BANCSHARES, INC. 2007 STOCK INCENTIVE PLAN (the “Plan”) for the benefit of eligible employees, directors, and contractors.

SECTION I.
PURPOSE AND EFFECTIVE DATE

1.1 Purpose.  The purpose of the Plan is to (a) provide incentives to certain officers, employees, directors, and other service providers of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by certain officers, employees, directors, and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining officers, employees, directors, and other service providers.

1.2 Effective Date.  The Plan shall become effective as of May 24, 2007 (the “Effective Date”), subject to the approval of the Company’s stockholder’s on that date.

SECTION II.
DEFINITIONS

2.1 "Affiliate" means:

          (1) Any Subsidiary or Parent, or

          (2) Any entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, and with which the Company would be deemed a single employer under the provisions of Code Section 414(b) or 414(c).

2.2 "Board of Directors" means the board of directors of the Company.

2.3 "Change in Control" means a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined for purposes of Code Section 409A in the rulings, regulations and other guidance issued thereunder as currently in effect and as may hereafter from time to time be amended.

2.4 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.5 "Committee" means the committee appointed by the Board of Directors to administer the Plan. Each member of the Committee shall be an individual who is an "outside director" as defined in Treas. Reg. § 1.162-27(e) as promulgated under the Internal Revenue Code , a “disinterested person” within the meaning of Rule 16b-3(b)(3) as promulgated under the Exchange Act, an “independent director” as defined in NASDAQ Marketplace Rule 4200(15) and, if applicable, who satisfies any other requirements of the national securities exchange or nationally recognized quotation or market system on which the Stock is then traded.

2.6 "Company" means The First Bancshares, Inc., a Mississippi corporation.

2.7 "Disability" has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time.  Notwithstanding the preceding, however, with respect to any Stock Incentive under the Plan that provides for a deferral of compensation subject to the provisions of Code Section 409A, Disability means the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve (12) months, either (i) unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.  In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

2.8 "Dividend Equivalent Rights" means certain rights to receive cash payments as described in Section 6.5.

2.9 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

2.10 "Fair Market Value" refers to the determination of the value of a share of Stock as of a date, determined as follows:

(a) if the shares of Stock are actively traded on any national securities exchange or any nationally recognized quotation or market system (including, without limitation Nasdaq), Fair Market Value shall mean the closing price of the Stock on such date or, if such exchange was not open for trading on such date, on the trading day immediately preceding such date, as reported by any such exchange or system selected by the Committee on which the shares of Stock are then traded;

(b) if the shares of Stock are not actively traded on any such exchange or system, Fair Market Value shall mean the average of the closing high bid and low asked prices of the Stock on the over-the-counter market on such day, or in the absence of closing bids on such day, the closing bids on the next preceding day on which there were bids; or

(c) if the shares of Stock are not actively traded or reported on any exchange or system or over-the-counter markets, Fair Market Value shall mean the fair market value of a share of Stock as determined by the Committee taking into account such facts and circumstances deemed to be material by the Committee to the value of the Stock in the hands of the Participant, including but not limited to opinions of independent experts, the price at which recent sales have been made, the book value of the Stock and the Company’s current and future earnings.

Notwithstanding the foregoing, for purposes of granting Non-Qualified Stock Options or Stock Appreciation Rights or any other award which provides for the deferral of compensation subject to Code Section 409A, Fair Market Value of the Stock shall be determined in accordance with the requirements of Code Section 409A and the rulings, treasury regulations and other guidance issued thereunder as currently in effect or as may subsequently be amended from time to time; and for purposes of granting Incentive Stock Options, Fair Market Value of the Stock shall be determined in accordance with the requirements of Code Section 422.

2.11 "Incentive Stock Option" means an incentive stock option under Code Section 422 and any regulations promulgated thereunder.

2.12 "Option" means a Non-Qualified Stock Option or an Incentive Stock Option granted pursuant to Section 6.2 hereof.

2.13 "Over 10% Owner" means an individual who, at the time an Incentive Stock Option is granted to such individual, owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

2.14 "Non-Qualified Stock Option" means an option to purchase Stock which is granted under the Plan and that is not an Incentive Stock Option.

2.15 "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A Parent shall include any entity other than a corporation to the extent permissible under Code Section 424(e) or regulations and rulings thereunder.

2.16 "Participant" means an individual who receives an award of a Stock Incentive hereunder.

2.17 "Performance Unit Award" refers to a performance unit award as described in Section 6.6.

2.18 "Plan" means The First Bancshares, Inc. 2007 Stock Incentive Plan as established under the provisions hereof.

2.19 "Reload Option" means an Option awarded pursuant to Section 6.2(j) hereof.

2.20 "Restricted Stock Award" means an award of Stock subject to restrictions determined by the Committee as described in Section 6.4.

2.21 "Restricted Stock Units" refers to an award under the Plan as described in Section 6.7.

2.22 "Stock" means the Company's One Dollar ($1.00) par value common stock.

2.23 "Stock Appreciation Right" means a stock appreciation right as described in Section 6.3.

2.24 "Stock Incentive Agreement"

 means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive under the Plan.

2.25 "Stock Incentives" means, collectively, Dividend Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Performance Unit Awards, Restricted Stock Awards, Restricted Stock Units and Stock Appreciation Rights.

2.26 "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A "Subsidiary" shall include any entity other than a corporation to the extent permissible under Code Section 424(f) or regulations or rulings thereunder.

2.27 "Termination of Employment" means the termination of the employment or other service relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant, for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects a Stock Incentive, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment; provided, however, with respect to any Stock Incentive that provides for a deferral of compensation subject to the provisions of Code Section 409A, a leave of absence shall only constitute a Termination of Service to the extent and at such time as such leave of absence would be deemed to constitute a separation from service for purposes of Code Section 409A in the rulings, treasury regulation and other guidance issued thereunder as currently in effect or as may subsequently be amended from time to time.

SECTION III.
ELIGIBILITY AND PARTICIPATION

3.1 Eligibility.  Any employee, officer, director or other service provider of the Company or an Affiliate who is selected by the Committee is eligible to receive a Stock Incentive under this Plan; provided, however an Incentive Stock Option may only be granted to an employee of the Company or any Parent or Subsidiary.

3.2 Participation.  As a condition precedent to participation in the Plan, the employee, officer, director or service provider selected by the Committee shall enter into a Stock Incentive Agreement with the Company agreeing to the terms and conditions of the Plan and the Stock Incentive awarded.

SECTION IV.
STOCK SUBJECT TO PLAN

4.1 Types of Shares.  The Stock subject to the provisions of this Plan shall either be shares of authorized but unissued Stock, shares of Stock held as treasury stock or previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

4.2 Aggregate Limit.  Subject to adjustment in accordance with Section 9.2, Three Hundred Fifteen Thousand (315,000) shares of Stock (the "Maximum Plan Shares") are hereby reserved exclusively for issuance upon an award of or exercise or payment pursuant to Stock Incentives under the Plan, all or any of which may be pursuant to any one or more Stock Incentives, including without limitation, Incentive Stock Options. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or that expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall not count against this aggregate limit and shall again become available for grants of Stock Incentive awards under the Plan (unless the Participant received dividends or other economic benefits with respect to such shares of Stock, which dividends or other economic benefits are not forfeited, in which case such shares shall count against this aggregate limit).  Shares of Stock equal in number to the shares surrendered in payment of an option price under a Stock Incentive award and shares of Stock deducted or withheld to satisfy tax withholding requirements will again be available for purposes of the Plan.

4.3 Participant Limits.  In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Parent and Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Non-Qualified Stock Option(s).

SECTION V.
ADMINISTRATION

5.1 Action of the Committee.  The Plan shall be administered the Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it may deem necessary. The Committee shall have the power to act by unanimous written consent in lieu of a meeting, and to meet telephonically. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.  In administering the Plan, the Committee's actions and determinations shall be binding on all interested parties.

5.2 Duties and Powers of the Committee.  The Committee shall have the power to grant Stock Incentives in accordance with the provisions of the Plan and may grant Stock Incentives singly, in combination, or in tandem. Subject to the provisions of the Plan, the Committee shall have the sole discretion and authority to determine those individuals to whom Stock Incentives will be granted, the number of shares of Stock subject to each Stock Incentive, such other matters as are specified herein, and any other terms and conditions of a Stock Incentive, including, without limitation, any acceleration of vesting, exercise or payment and/or any other consequence under the Stock Incentive in the event of an occurrence of a Change in Control.  Except as otherwise required by the Plan, the Committee shall have authority to interpret and construe the provisions of this Plan and the Stock Incentive Agreements and make determinations pursuant to any Plan provision or Stock Incentive Agreement which shall be final and binding on all persons.  To the extent not inconsistent with the provisions of the Plan or the Code and subject to the provisions of Section 6.9 hereof, the Committee may give a Participant an election to surrender a Stock Incentive in exchange for the grant of a new Stock Incentive, and shall have the authority to amend or modify an outstanding Stock Incentive Agreement, or to waive any provision thereof, provided that the Participant consents to such action.

5.3 Delegation.  The Committee may designate any officers of the Company who are not members of the Committee to carry out its responsibilities under such conditions or limitations as it may set, other than (i) its authority with regard to Stock Incentives granted to an officer or director of the Company subject to the reporting requirements of Section 16 of the Exchange Act, and (ii) its discretionary authority to select Participants, award Stock Incentives and determine the terms and conditions of Stock Incentives and any amendments or modifications thereto.

5.4 No Liability.  Neither any member of the Board of Directors nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Stock Incentive granted hereunder.

SECTION VI.
TERMS OF STOCK INCENTIVES

6.1 Terms and Conditions of All Stock Incentives.

(a) Shares Subject to Grant.  The number of shares of Stock as to which a Stock Incentive may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 4.2 as to the total number of shares available for grants under the Plan and subject to the participant limits in Section 4.3.

(b) Stock Incentive Agreement.  Each Stock Incentive will be evidenced by a Stock Incentive Agreement in such form and containing such, terms, conditions and restrictions as the Committee may determine to be appropriate. Each Stock Incentive Agreement is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement that are inconsistent with the Plan are null and void. The Committee may, but is not required to, structure any Stock Incentive so as to qualify as performance-based compensation under Code Section 162(m).

(c) Date of Grant.  The date as of which a Stock Incentive is granted will be the date on which (i) the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive, and has taken all such other actions necessary to complete the grant of the Stock Incentive, and (ii) the Participant and Company have entered into and executed a Stock Incentive Agreement with respect to such award.

(d) Other Grants.  Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement.

(e) Transfer and Exercise.   Stock Incentives are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the Participant's lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant's estate or if no legal representative has been appointed, by the successor in interest determined under the Participant's will; except to the extent that the Committee may provide otherwise as to any Stock Incentives other than Incentive Stock Options.

(f) Modification.  Subject to the provisions of Section 6.9, after the date of grant of a Stock Incentive, the Committee may, in its sole discretion, modify the terms and conditions of a Stock Incentive, except to the extent that such modification would be inconsistent with other provisions of the Plan or the Code or would adversely affect the rights of a Participant under the Stock Incentive (except as otherwise permitted under the Plan).

6.2 Terms and Conditions of Options.  At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Non-Qualified Stock Option.  Each Option granted under the Plan must be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option and the Stock Incentive Agreement shall reflect such status.  Options awarded under the Plan shall be subject to the following terms and conditions:

(a) Option Price.  Subject to adjustment in accordance with Section 9.2 and the other provisions of this Section 6.2, the exercise price (the "Exercise Price") per share of Stock purchasable under any Option shall be determined by the Committee in its sole discretion and must be set forth in the applicable Stock Incentive Agreement.  In no event, however, may the Exercise Price be less than the Fair Market Value of the Stock subject to the Option on the date the Option is granted.  Notwithstanding the preceding, with respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value of the Stock subject to the Option on the date the Option is granted. Except as provided in Section 9.2, without approval of the Company's stockholders, the Exercise Price of an Option may not be amended or modified after the grant of the Option, and an Option may not be surrendered in consideration of, or in exchange for, the grant of a new Option having an Exercise Price below that of the Option that was surrendered.

(b) Option Term.  Subject to the following sentence, the exercise period for each Option granted under the Plan shall be determined by the Committee in its sole discretion and specified in the Stock Incentive Agreement.  Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted.  The Committee may restrict the time of the exercise of any Options to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

(c) Exercise of Option.  An Option shall be exercised by (i) delivery to the Company at its principal office of a written notice of exercise with respect to all or a specified number of shares of Stock subject to the Option and (ii) payment to the Company at that office of the full amount of the Exercise Price in accordance with the provisions of Subsection (d) below.  If requested by a Participant, an Option may be exercised with the involvement of a stockbroker in accordance with the federal margin rules set forth in Regulation T (in which case the certificates representing the underlying shares of Stock will be delivered by the Company directly to the stockbroker).

(d) Payment.  Payment for all shares of Stock purchased pursuant to the exercise of an Option will be made in any form or manner authorized by the Committee in the Stock Incentive Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Incentive Agreement provides:

(i) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value on the date of delivery of not less than the product of the Exercise Price multiplied by the number of shares of Stock the Participant intends to purchase upon exercise of the Option;

(ii) if and when the Stock is traded by brokers, in a cashless exercise through a broker, except if and to the extent prohibited by law as to officers and directors, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; or

(iii) any combination of forms and methods.

Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an Option until full payment has been made by the Participant.

(e) Special Conditions as to Incentive Stock Options.  Incentive Stock Options may only be granted to employees of the Company or any Subsidiary or Parent. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company's stockholders.

(f) No Rights as a Stockholder. The holder of an Option, as such, has none of the rights of a stockholder of the Company.

(g) Conditions to the Exercise of an Option.  Subject to Section 6.1(e) hereof, each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee determines in its sole discretion and specifies in the Stock Incentive Agreement. Subsequent to the grant of an Option and at any time before complete termination of such Option, the Committee may modify the terms of such Option to the extent not prohibited by or inconsistent with the other terms of the Plan, including, without limitation, accelerating the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control, and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Incentive Agreement to the contrary. In no event, however, shall any such modification adversely effect the rights of a Participant under such Option (except as otherwise permitted by the Plan).

(h) Termination of Incentive Stock Option.  With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, up to one (1) year may be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Non-Qualified Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (h) Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(i) Special Provisions for Certain Substitute Options.  Notwithstanding anything to the contrary in this Section 6.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(j) Reload Options.  The Committee may specify in a Stock Incentive Agreement granting an Option (or may otherwise determine in its sole discretion) that a Reload Option shall be granted, without further action of the Committee, (i) to a Participant who exercises an Option (including a Reload Option) by surrendering shares of Stock in payment of amounts specified in Section 6.2(c) and for the payment of withholding taxes pursuant to Section 9.1 hereof, (ii) for the same number of shares as are surrendered to pay such amounts, (iii) as of the date of such payment and at an Exercise Price equal to the Fair Market Value of the Stock on such date, and (iv) otherwise on the same terms and conditions as the Option whose exercise has occasioned such payment, except as provided below and subject to such other contingencies, conditions, or other terms as the Committee shall specify at the time such exercised Option is granted; provided, that the shares surrendered in payment as provided above must have been held by the Participant for at least six months prior to such surrender.  Unless provided otherwise in the Stock Incentive Agreement, a Reload Option may not be exercised by a Participant (i) prior to the end of a one-year period from the date that the Reload Option is granted, and (ii) unless the Participant retains beneficial ownership of the shares of Stock issued to such Participant upon exercise of the Option which resulted in the granting of the Reload Option for a period of one year from the date of such exercise.

6.3 Terms and Conditions of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan shall entitle the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which may not be less than the Fair Market Value of the Stock on the date of grant. A Stock Appreciation Right granted in connection with another Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled. Each Stock Appreciation Right shall be subject to the following terms and conditions:

(a) Settlement.  Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Exercise.  The Committee may impose such conditions and restrictions on the exercise of a Stock Appreciation Right as it may deem appropriate. Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts as the Committee specifies in the Stock Incentive Agreement; provided, however, that the time or times or event or events must meet the requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as may subsequently be amended from time to time, including the provisions for delayed distribution to certain key employees (as defined in Code Section 416(i)), if applicable; and, provided further, the Committee may restrict the time of the exercise to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

(c) No Repricing.  Except as provided in Section 9.2, without the approval of the Company's stockholders the price of a Stock Appreciation Right may not be amended or modified after the grant of the Stock Appreciation Right, and a Stock Appreciation Right may not be surrendered in consideration of, or in exchange for, the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered.

6.4 Terms and Conditions of Restricted Stock Awards.  The number of shares of Stock subject to a Restricted Stock Award, the vesting and other restrictions or conditions on such shares, the restricted period and any dividend or voting rights during the restricted period will be as the Committee determines, and shall be set out in the Stock Incentive Agreement with respect to such award.  The certificate(s) for such shares will bear evidence of any restrictions or conditions.  The Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Restricted Stock Award or may grant a Restricted Stock Award without the requirement of a cash payment.  During the restricted period, the Participant shall have no rights as a stockholder with respect to such shares, except such dividend and voting rights as may be provided under the Stock Incentive Agreement.

6.5 Terms and Conditions of Dividend Equivalent Rights.  A Dividend Equivalent Right entitles the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate, and may reserve the right to terminate, amend or suspend any such right at any time.  Each Dividend Equivalent Right shall be subject to the following terms and conditions:

(a) Payment.  Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment.  Each Dividend Equivalent Right granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the applicable Stock Incentive Agreement; provided, however, to the extent such Dividend Equivalent Right provides for the deferral of compensation subject to the provisions of Code Section 409A, such time or times or event or events of payment shall meet the distribution requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as subsequent may be amended from time to time, including the provisions for delayed distribution to certain key employees (as defined in Code Section 416(i)), if applicable; and, provided further, the Committee may restrict the time of the payment to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

6.6 Terms and Conditions of Performance Unit Awards.  A Performance Unit Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a Performance Unit Award, and the performance goals applicable to the determination of the ultimate payment value of the Performance Unit Award. The Committee may provide for an alternate base value for each unit under certain specified conditions.  Each Performance Unit Award shall be subject to the following terms and conditions:

(a) Payment.  Payment in respect of Performance Unit Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment.  Each Performance Unit Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Stock Incentive Agreement; provided, however, to the extent such Performance Unit Award provides for the deferral of compensation subject to the provisions of Code Section 409A, such time or times or event or events of payment shall meet the distribution requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as subsequent may be amended from time to time, including the provisions for delayed distribution to certain key employees (as defined in Code Section 416(i)), if applicable; and, provided further, the Committee may restrict the time of the payment to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

6.7 Terms and Conditions of Restricted Stock Units.  Restricted Stock Units shall entitle the Participant to receive, at a specified future date or event, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee will determine the factors which will govern the portion of the Restricted Stock Units so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Restricted Stock Unit awards containing performance criteria may be designated as Performance Unit Awards.  Restricted Stock Unit awards shall be subject to the following terms and conditions:

(a) Payment.  Payment in respect of Restricted Stock Units may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment.  Each Restricted Stock Unit granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Stock Incentive Agreement; provided, however, to the extent such Restricted Stock Unit provides for the deferral of compensation subject to the provisions of Code Section 409A, such time or times or event or events of payment shall meet the distribution requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as subsequent may be amended from time to time, including the provisions for delayed distribution to certain key employees (as defined in Code Section 416(i)), if applicable; and, provided further, the Committee may restrict the time of the payment to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

6.8 Treatment of Awards Upon Termination of Employment.  Except as otherwise provided by Sections 6.2(h) and 6.9, any award under this Plan to a Participant who has experienced a Termination of Employment or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Incentive Agreement, or, as the Committee may otherwise determine to the extent not prohibited by or inconsistent with the provisions of the Plan. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant's period of service with the Company and/or an Affiliate from the date of grant through the date of the Participant's Termination of Employment or other service relationship or such other factors as the Committee determines are relevant to its decision to continue the award.

6.9 Deferred Compensation.  Notwithstanding the Committee’s discretion to determine the terms and conditions of each Stock Incentive under the Plan, with respect to each Stock Incentive granted under the Plan which provides for the deferral of compensation subject to the provisions of Code Section 409A, such terms and conditions, including, without limitation, the period or time of, or event or events triggering, exercise or payment of such Stock Incentive, shall comply with the provisions and requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as may subsequently be amended from time to time.  Any authority granted to the Committee under the Plan to amend, modify, cancel, accelerate, continue or change in any way the terms and conditions of or a Participant’s rights under a Stock Incentive subsequent to the date such Stock Incentive is granted under the Plan, shall be applicable to Stock Incentives which provide for the deferral of compensation only if, and to the extent provided in and allowable under Code Section 409A and such rulings, regulations and guidance thereunder without resulting in adverse tax consequences to the Participant.

SECTION VII.
RESTRICTIONS ON STOCK

7.1 Escrow of Shares.  Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant's name, but, if the applicable Stock Incentive Agreement so provides, the shares of Stock will be held by the Company or by a custodian designated by the Committee (the "Custodian"). Each applicable Stock Incentive Agreement providing for the transfer of shares of Stock to a Custodian must appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Stock Incentive Agreement, with full power and authority in the Participant's name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Incentive Agreement. Alternatively, the Stock Incentive Agreement may provide for the Participant simultaneously with the execution of the Stock Incentive Agreement, to deliver to the Company or the Custodian holding the Stock a stock power as to such Stock, endorsed in blank. During the period that the Company or Custodian holds the shares subject to this Section, the Participant shall be entitled to all rights, except as provided in the applicable Stock Incentive Agreement, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Company or Custodian must, as provided in the applicable Stock Incentive Agreement, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Stock Incentive Agreement and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

7.2 Restrictions on Transfer.  The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement, and the shares so transferred will continue to be bound by the Plan and the applicable Stock Incentive Agreement.

SECTION VIII.
TERMINATION AND AMENDMENT

8.1 Termination and Amendment.  The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors shall obtain stockholder approval for any amendment to the Plan that increases the number of shares of Stock available under the Plan, materially expands the classes of individuals eligible to receive Stock Incentives, materially expands the type of awards available for issuance under the Plan, or would otherwise require stockholder approval under the rules of any applicable exchange or under the Code.

8.2 Effect on Participants’ Rights.  No such termination or amendment without the consent of the holder of a Stock Incentive may adversely affect the rights of the Participant under such Stock Incentive. With respect to any Stock Incentive which provides for the deferral of compensation subject to the provisions of Code Section 409A, no termination or amendment of the Plan shall have the effect of accelerating the payment of any benefit or otherwise violating any provision of Section 409A and the rulings, regulations and other guidance thereunder as currently in effect or as may subsequently be amended from time to time.

SECTION IX.
GENERAL PROVISIONS

9.1 Withholding.  The Company must deduct from all cash payments under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Restricted Stock Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements, as a condition of and prior to the delivery of any certificate or certificates for such shares or the vesting of such Restricted Stock Award. A Participant may pay the withholding obligation in cash, or, if and to the extent the applicable Stock Incentive Agreement so provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the date such withholding is required is sufficient to satisfy federal, state and local, if any, withholding obligations arising from exercise or payment of a Stock Incentive.

9.2 Changes in Capitalization; Merger; Liquidation.

(a) The aggregate number of shares of Stock reserved for the grant of awards of Stock Incentives, for issuance upon the exercise or payment, as applicable, of each outstanding Stock Incentive and upon vesting of a Stock Incentive; the Exercise Price of each outstanding Option; and the specified number of shares of Stock to which each outstanding Stock Incentive pertains shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, recapitalization or any other increase or decrease in the number of outstanding shares of Stock effected without consideration to the Company.

(b) In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Company's assets, other change in capital structure of the Company, or tender offer for shares of Stock, the Committee may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new awards, or the adjustment of outstanding awards, the acceleration of awards, the removal of restrictions on outstanding awards, or the termination of outstanding awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the award, all as may be provided in the applicable Stock Incentive Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 9.2 may provide, in the Committee's discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive, but, except as set forth in this Section, may not otherwise diminish the then value of the Stock Incentive. Notwithstanding the foregoing, the Committee shall not have any of the foregoing powers with respect to a Stock Incentive which provides for the deferral of compensation subject to Section 409A except in the event of a Change in Control, in which event such powers shall be exercised in accordance with the provisions of such Section 409A and the rulings, regulations and other guidance issued thereunder as now in effect or as subsequently may be amended so as not to result in adverse tax consequences to any Participant under the provisions thereof.

(c) The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

9.3 Compliance with Code.

(a) All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

(b) All Stock Incentives awarded under the Plan which provide for the deferral of compensation subject to the provisions of Code Section 409A are intended to comply, and to be operated and administered in all respects in compliance, with the provisions of that Section and the rulings, regulations and other guidance issued thereunder as currently in effect or as may subsequently be amended, and all provisions of the Stock Incentive Awards and of the Plan applicable thereto must be construed in a manner to effectuate that intent. In the event any provisions hereof or of a Stock Incentive Agreement is deemed to violate the requirements of Code Section 409A and such guidance issued thereunder, such provision shall be void and of no effect.  In the event subsequent regulations, Internal Revenue Service rulings or other pronouncements or guidance interpreting or implementing the provisions of Section 409A of the Code affect any provisions hereof and/or the Stock Incentive Agreements, the Plan and/or the Stock Incentive Agreements shall be amended, as necessary, to comply with such regulation, ruling or other pronouncement or guidance; and, until adoption of any such amendment, the provisions hereof shall be construed and interpreted, to the extent possible, to comply with the applicable provisions of such regulation, ruling or other pronouncement or guidance as amended.

9.4 Right to Terminate Employment or Service.  Nothing in the Plan or in any Stock Incentive Agreement confers upon any Participant the right to continue as an officer, employee, director, consultant or other service provider of the Company or any of its Affiliates or affects the right of the Company or any of its Affiliates to terminate the Participant's employment or services at any time.

9.5 Non-Alienation of Benefits.  Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

9.6 Restrictions on Delivery and Sale of Shares; Legends.  Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

9.7 Listing and Legal Compliance.  The Committee may suspend the exercise or payment of any Stock Incentive so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

9.8 Stockholder Approval.  The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Stock Incentive granted hereunder will be void.

9.9 Choice of Law.  The laws of the State of Mississippi shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

9.10 Plan Binding on Successors.  The Plan shall be binding upon the successors and assigns of the Company.

9.11 Singular, Plural; Gender.  Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the  feminine gender.

9.12 Headings, etc., No Part of Plan.  Headings of Articles and Sections hereof are inserted for convenience and reference; they do not  constitute part of the Plan.

IN WITNESS WHEREOF, the Company has executed this Plan as of the date first noted above, but effective as of the Effective Date.

                THE FIRST BANCSHARES, INC.

                By:__________________________________
                Title:_________________________________